Exhibit 21

Nucor Corporation

2008 Form 10-K

Subsidiaries

Subsidiary	State/Jurisdiction of Incorporation
Nucor Steel Auburn, Inc.	Delaware
Nucor Steel Birmingham, Inc.	Delaware
Nucor Steel Decatur, LLC	Delaware
Nucor Steel Jackson, Inc.	Delaware
Nucor Steel Kankakee, Inc.	Delaware
Nucor Steel Marion, Inc.	Delaware
Nucor Steel Memphis, Inc.	Delaware
Nucor Steel Seattle, Inc.	Delaware
Nucor Steel Tuscaloosa, Inc.	Delaware
Nucor-Yamato Steel Company	Delaware
Nu-Iron Holding (Barbados) S.r.l.	Barbados
Nustrip Arkansas LLC	Delaware
Harris Steel Inc.	Delaware
Harris U.S. Holdings Inc.	Delaware
Harris Steel Group, ULC	Alberta, Canada
Magnatrax Corporation	Delaware
The David J. Joseph Company	Delaware
Duferdofin-Nucor S.r.l.	San Zeno, Italy
Ambassador Steel Corporation	Indiana